EXHIBIT 99.1
LGI Homes Reports Record First Quarter 2021 Results
THE WOODLANDS, Texas, May 4, 2021 (GLOBE NEWSWIRE) - LGI Homes, Inc. (NASDAQ: LGIH) today announced financial results for the first quarter ended March 31, 2021.
First Quarter 2021 Highlights and Comparisons to First Quarter 2020
•Net Income increased 132.6% to $99.7 million, or $3.99 Basic EPS and $3.95 Diluted EPS
•Net Income Before Income Taxes increased 124.6% to $123.3 million
•Home Sales Revenues increased 55.2% to $706.0 million
•Home Closings increased 39.6% to 2,561 homes
•Average Sales Price Per Home Closed increased 11.2% to $275,655
•Gross Margin as a Percentage of Homes Sales Revenues increased 350 basis points to 26.9%
•Adjusted Gross Margin* as a Percentage of Home Sales Revenues increased 300 basis points to 28.5%
•Owned lots increased to 38,502 and Controlled lots increased to 28,784 for total Owned and Controlled Lots of 67,286 lots at March 31, 2021
•Ending Backlog of 5,632 homes at March 31, 2021, an increase of 199.7%
•Ending Backlog Value of $1.6 billion at March 31, 2021, an increase of 257.6%
*Non-GAAP
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Balance Sheet Highlights
•216,221 shares of common stock repurchased during the first quarter of 2021 at an average price per share of $119.45 for an aggregate amount of $25.8 million
•Total liquidity of $565.7 million at March 31, 2021 including cash and cash equivalents of $48.2 million and $517.5 million of availability under the Company’s revolving credit facility
•Net debt to capitalization of 23.1% at March 31, 2021, compared to 30.6% at December 31, 2020
Management Comments
“We delivered another record-breaking quarter and are off to a great start in 2021,” stated Eric Lipar, Chairman and Chief Executive Officer of LGI Homes. “During the first four months of the year we have sold a record-breaking number of homes and believe the fundamentals driving the ongoing surge in demand show no signs of abating anytime soon.
“During the first quarter we increased our closings 39.6% to 2,561 homes, grew revenue 55.2% to $706 million and set a first quarter record with an average of eight closings per community, per month. Net orders were the highest in our history and we finished with a record 5,632 homes in backlog valued at $1.6 billion, representing year-over-year increases of 199.7% and 257.6%, respectively. Measures taken to mitigate cost pressures, including price increases across all our markets, drove additional expansion of our industry-leading margins, profitability and returns. Year-over-year, our quarterly gross margin improved by 350 basis points and our pre-tax profit margin by 540 basis points, all culminating in a 136.5% increase in our diluted earnings per share. As a result of this strong performance, we delivered best-in-class return on equity of 36.6% and finished the quarter with a net debt to capitalization ratio of just 23.1%.

“Based on our performance to date, visibility into our backlog and our current view of finished lots available to close in 2021, we are updating our full year guidance. We now anticipate closing between 9,700 and 10,300 homes, an increase of 500 homes at both ends of our prior guidance range, at an average sales price between $275,000 and $285,000. We maintain our prior expectation that active community count at year end will be between 112 to 120. As a result of our strong performance in the first quarter and our success to date passing through cost pressures, we are increasing our full year gross margin guidance range by 70 basis points to 24.7% to 26.7% and our adjusted gross margin by 50 basis points to 26.5% and 28.5%.”
Mr. Lipar concluded, “We are currently operating in the strongest demand environment we have ever experienced. We are confident that our unique business model, strong balance sheet and talented team of dedicated employees position us to maintain our exceptional first quarter momentum throughout the rest of the year.”
2021 First Quarter Results
Home closings during the first quarter of 2021 totaled 2,561, an increase of 39.6%, from 1,835 home closings during the first quarter of 2020.
At the end of the first quarter of 2021, active selling communities decreased to 110, down from 113 at the end of the first quarter of 2020.
Home sales revenues for the first quarter of 2021 were $706.0 million, an increase of $251.2 million, or 55.2%, over the first quarter of 2020. The increase in home sales revenues is primarily due to a 39.6% increase in homes closed and an increase in the average sales price per home closed during the first quarter of 2021.
The average sales price per home closed for the first quarter of 2021 was $275,655, an increase of $27,847, or 11.2%, over the first quarter 2020. This increase in the average sales price per home closed was primarily due to a favorable pricing environment, increased closings at higher price points in certain markets and changes in product mix.
Gross margin as a percentage of home sales revenues for the first quarter of 2021 was 26.9% as compared to 23.4% for the first quarter of 2020. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the first quarter of 2021 was 28.5% as compared to 25.5% for the first quarter of 2020. The increase in gross margin and adjusted gross margin as a percentage of home sales revenues is primarily due to an increase in homes closed with a higher average sales price per home closed, lower capitalized interest and lower overhead expense, partially offset by higher lot costs in the first quarter of 2021 as compared to the first quarter of 2020. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income for the first quarter of 2021 was $99.7 million, or $3.99 per basic share and $3.95 per diluted share, an increase of $56.8 million, or 132.6%, from $42.8 million, or $1.69 per basic share and $1.67 per diluted share, for the first quarter of 2020. The increase in net income is primarily attributed to higher gross margins, operating leverage realized from the increase in home sales revenues, higher average sales price per home closed and the federal energy efficient homes tax credits recognized during the first quarter of 2021 as compared to the first quarter of 2020.
Full Year 2021 Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company is providing the following updates to its guidance for the full year 2021. The Company believes:
•Home closings between 9,700 and 10,300
•Active selling communities at the end of 2021 between 112 and 120
•Gross margin as a percentage of home sales revenues between 24.7% to 26.7%
•Adjusted gross margin (non-GAAP) as a percentage of home sales revenues between 26.5% and 28.5% with capitalized interest accounting for substantially all the difference between gross margin and adjusted gross margin
•Average sales price per home closed between $275,000 and $285,000

•SG&A as a percentage of home sales revenues between 9.5% and 10.0%
•Effective tax rate for the remainder of 2021 between 21.0% and 22.0%
This outlook assumes that general economic conditions, including interest rates and mortgage availability, in the remainder of 2021 are similar to those experienced in the first quarter of 2021 and that average sales price per home closed, construction costs, availability of construction materials, availability of land, land development costs and overall absorption rates in the remainder of 2021 are consistent with the Company’s recent experience. In addition, this outlook assumes that governmental regulations relating to land development, home construction and COVID-19 are similar to those currently in place. Any further COVID-19 governmental restrictions on land development or home construction could negatively impact the Company’s ability to achieve this guidance.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, May 4, 2021 (the “Earnings Call”). The Earnings Call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer and Treasurer.
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at www.lgihomes.com. The Earnings Call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the Earnings Call webcast will be available on the Company’s website for approximately 12 months. A replay of the Earnings Call will also be available later that day by calling (855) 859-2056, or (404) 537-3406 and using conference ID “7574991”. This replay will be available until May 11, 2021.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington, Tennessee, Minnesota, Oklahoma, Alabama, California, Oregon, Nevada, West Virginia, Virginia and Pennsylvania. Since 2018, LGI Homes has been ranked as the 10th largest residential builder in the United States based on units closed. The Company has a notable legacy of more than 18 years of homebuilding operations, over which time it has closed more than 45,000 homes. For more information about the Company and its new home developments, please visit the Company’s website at www.lgihomes.com.
Forward-Looking Statements
Any statements made in this press release or on the Earnings Call that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning projected 2021 home closings, year-end active selling communities, gross margin as a percentage of home sales revenues, adjusted gross margin as a percentage of homes sales revenues, average sales price per home closed, SG&A as a percentage of home sales revenues, effective tax rate, and the impact of the COVID-19 pandemic and its effect on the Company, its business, customers, subcontractors, and its markets, as well as market conditions and possible or assumed future results of operations, including descriptions of the Company's business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, the “Risk Factors” and “Cautionary Statement about Forward-Looking Statements” sections in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release or listen to the Earnings Call, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	March 31,	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$48,157	$35,942
Accounts receivable	59,229	115,939
Real estate inventory	1,609,693	1,569,489
Pre-acquisition costs and deposits	39,488	37,213
Property and equipment, net	6,160	3,618
Other assets	47,391	44,882
Deferred tax assets, net	3,350	6,986
Goodwill	12,018	12,018
Total assets	$1,825,486	$1,826,087

LIABILITIES AND EQUITY
Accounts payable	$41,552	$13,676
Accrued expenses and other liabilities	151,348	135,008
Notes payable	413,948	538,398
Total liabilities	606,848	687,082

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 26,908,643 shares issued and 24,934,429 shares outstanding as of March 31, 2021 and 26,741,554 shares issued and 24,983,561 shares outstanding as of December 31, 2020	269	267
Additional paid-in capital	276,398	270,598
Retained earnings	1,033,935	934,277
Treasury stock, at cost, 1,974,214 shares and 1,757,993 shares, respectively	(91,964)	(66,137)
Total equity	1,218,638	1,139,005
Total liabilities and equity	$1,825,486	$1,826,087

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Home sales revenues	$705,953	$454,727

Cost of sales	516,004	348,163
Selling expenses	42,783	32,763
General and administrative	24,723	19,923
Operating income	122,443	53,878
Other income, net	(833)	(1,011)
Net income before income taxes	123,276	54,889
Income tax provision	23,618	12,050
Net income	$99,658	$42,839
Earnings per share:
Basic	$3.99	$1.69
Diluted	$3.95	$1.67

Weighted average shares outstanding:
Basic	24,950,867	25,323,119
Diluted	25,220,872	25,592,835

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company has provided information in this press release relating to adjusted gross margin.
Adjusted Gross Margin
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact results, the utility of adjusted gross margin information as a measure of operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of the Company’s performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands, unaudited):

	Three Months Ended March 31,
	2021	2020
Home sales revenues	$705,953	$454,727
Cost of sales	516,004	348,163
Gross margin	189,949	106,564
Capitalized interest charged to cost of sales	10,672	8,930
Purchase accounting adjustments (1)	812	623
Adjusted gross margin	$201,433	$116,117
Gross margin % (2)	26.9%	23.4%
Adjusted gross margin % (2)	28.5%	25.5%
(1)Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.
(2)Calculated as a percentage of home sales revenues.
Home Sales Revenues, Home Closings, Average Sales Price Per Home Closed (ASP), Average Community Count and Average Monthly Absorption Rates by Reportable Segment
(Revenues in thousands, unaudited)

	Three Months Ended March 31, 2021
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$288,750	1,127	$256,211	37.3	10.1
Southeast	136,551	548	249,181	27.7	6.6
Northwest	118,191	296	399,294	10.6	9.3
West	81,148	249	325,896	10.7	7.8
Florida	81,313	341	238,455	20.0	5.7
Total	$705,953	2,561	$275,655	106.3	8.0

	Three Months Ended March 31, 2020
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$165,775	741	$223,718	34.0	7.3
Southeast	88,447	403	219,471	31.0	4.3
Northwest	101,948	273	373,436	12.3	7.4
West	58,485	236	247,818	14.7	5.4
Florida	40,072	182	220,176	16.7	3.6
Total	$454,727	1,835	$247,808	108.7	5.6

Owned and Controlled Lots
The table below shows (i) home closings by reportable segment for the three months ended March 31, 2021 and (ii) owned or controlled lots by reportable segment as of March 31, 2021.

	Three Months Ended March 31, 2021	As of March 31, 2021
Reportable Segment	Home Closings	Owned (1)	Controlled	Total
Central	1,127	17,639	9,229	26,868
Southeast	548	10,783	8,273	19,056
Northwest	296	3,217	4,052	7,269
West	249	4,199	4,198	8,397
Florida	341	2,664	3,032	5,696
Total	2,561	38,502	28,784	67,286
(1)Of the 38,502 owned lots as of March 31, 2021, 26,213 were raw/under development lots and 12,289 were finished lots.
Backlog Data
As of the dates set forth below, the Company’s net orders, cancellation rate and ending backlog homes and value were as follows (dollars in thousands, unaudited):

Backlog Data	Three Months Ended March 31,
	2021 (4)	2020 (5)
Net orders (1)	5,229	2,481
Cancellation rate (2)	10.5%	18.3%
Ending backlog – homes (3)	5,632	1,879
Ending backlog – value (3)	$1,595,879	$446,271
(1)Net orders are new (gross) orders for the purchase of homes during the period, less cancellations of existing purchase contracts during the period.
(2)Cancellation rate for a period is the total number of purchase contracts cancelled during the period divided by the total new (gross) orders for the purchase of homes during the period.
(3)Ending backlog consists of homes at the end of the period that are under a purchase contract that has been signed by homebuyers who have met preliminary financing criteria but have not yet closed and wholesale contracts for which vertical construction is generally set to occur within the next six to twelve months. Ending backlog is valued at the contract amount.
(4)As of March 31, 2021, the Company had 1,344 units related to bulk sales agreements associated with its wholesale business.
(5)As of March 31, 2020, the Company had 338 units related to bulk sales agreements associated with its wholesale business.

CONTACT:     Joshua D. Fattor
Vice President of Investor Relations
(281) 210-2619
investorrelations@lgihomes.com